No. 87 No.8 Coastal Way, Floor 2,Construction Bank, FTZ, Tianjin, China Tel: 86 (22) 25762771 Fax: 86 (22) 66271509

China Auto Logistics Receives Approval For Listing On The
NASDAQ Global Market

TIANJIN, CHINA—January 7, 2010 - China Auto Logistics Inc. ("CALI") (NASDAQ: CALI), one of China's leading developers of websites for buyers and sellers of imported and domestic automobiles, a top seller in China of imported luxury cars, and a leading provider of auto-related services, announced today that its application to move its stock exchange listing from the NASDAQ Capital Market to the NASDAQ Global Market has been approved, effective tomorrow, January 8, 2010.  The Company’s shares will continue to trade with the same symbol: CALI.

Mr. Tong Shiping, Chairman and CEO of the Company, stated, “We are quite pleased with the approval and see it as another significant milestone for our Company that should help broaden our investor base and further improve our visibility.”

Description of China Auto Logistics Inc.

With 2008 sales of approximately $190 million, China Auto Logistics Inc. is one of China's top sellers of luxury imported cars as well as one of the country's leading developers of websites for buyers and sellers of imported and domestic automobiles. It is also China's leading "one stop" provider of logistical services and financing to imported car dealers nationwide. The Company has made the strategic decision to de-emphasize imported auto unit sales in favor of expanding its new, highly profitable domestic auto websites which are accessible through its national website, www.at160.com, launched in May 2009. Its subscription and advertising based www.at188.com is the number one site for imported car dealers and consumers. Already contributing significantly to profits, the Company believes further expansion of its websites, including the addition of new web-based auto-related services, will drive future growth. For additional information: www.chinaautologisticsinc.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:

China Auto Logistics Inc.
     US Investors
     Focus Asia Partners

     Robert Agriogianis

     Tel:   973-845-6642

     Press

     Ken Donenfeld

     donfgroup@aol.com

     Tel:   212-425-5700

     Fax:  646-381-9727